UPLAND SOFTWARE, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of March 22, 2017 (the “Effective Date”) by and between Upland Software, Inc., a Delaware corporation (the “Company”), and John T. McDonald (“Executive”).
RECITALS
WHEREAS, the Company and Executive desire to memorialize the terms of employment of Executive as of the Effective Date.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Duties and Scope of Employment.
(a)    Positions and Duties. As of the Effective Date, Executive will continue to serve as Chief Executive Officer and/or Executive Chairman of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the Board of Directors (the “Board”).
(b)    Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Term, Executive agrees to devote substantially all of his business time to the Company. Notwithstanding the foregoing, the Company and Executive acknowledge and agree that Executive shall be permitted to invest in and serve on the boards (or similar advisory role) of other companies or entities.
2.    At-Will Employment. Executive and the Company agree and acknowledge Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company further agree and acknowledge that this employment relationship (and the Employment Term) may be terminated at any time, with or without cause or good reason, at the option of either Executive or the Company. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.    Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $325,000 (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). During the Employment Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.
(b)    Target Bonus. During the Employment Term, Executive will be eligible to receive an annual bonus of up to 100% of Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Board in its sole discretion, which shall be based upon, among other things, achievement of revenue, acquisition and EBITDA targets (the “Target Bonus”). Any Bonus will be earned only if the Company achieves the annual performance objectives during the designated time period and Executive is continuously employed by the Company on the date that such performance objectives are achieved. The Company shall pay such Bonus at the same time as bonuses are normally paid to senior management, unless the Board approves an exception for payment of a particular bonus on a case by case basis, but in any event, any earned Bonus shall be paid no later than two months and 15 days after the end of the Company’s taxable year in which such Bonus was earned.
(c)    Equity. Executive shall be entitled to receive annual equity grants of stock as determined appropriate by a duly-appointed committee of the Company’s board of directors.
4.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
5.    Vacation. Executive will be entitled to paid vacation generally applicable to the senior executives of the Company, in accordance with the Company’s vacation policy.
6.    Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time (the “Expense Reimbursement”).
7.    Severance.
(a)    For Cause Termination by the Company; Voluntary Termination without Good Reason by Executive. If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment voluntarily without Good Reason, then Executive will (i) receive the earned but unpaid compensation and earned but unpaid Bonus through the date of termination, (ii) any accrued but unpaid vacation pay for the fiscal year during which the termination occurs and Expense Reimbursement and (iii) not receive any other compensation or benefits from the Company except as may be required by law or in accordance with established Company plans and policies; provided, however, nothing herein shall be deemed to alter or affect Executive’s vested rights in any pension, 401(k) or other benefit plan with the Company, if any.
(b)    Termination Without Cause by the Company; Termination For Good Reason by Executive. If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then Executive shall be entitled to receive (i) any earned but unpaid compensation, earned but unpaid Bonus, and accrued but unpaid vacation pay and any Expense Reimbursement, (ii) severance in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of twelve (12) months after the date of such termination to be paid periodically in accordance with the Company’s normal payroll practices, and (iii) reimbursement of any health care benefit continuation premiums for a period of twelve (12) months after the date of such termination, provided Executive timely elects continuation of coverage under COBRA or applicable state law; provided, further, that such COBRA premium reimbursements set forth in clause (iii) shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees and Executive shall be required to notify the Company of such other employment prior to the effective date thereof. Notwithstanding the foregoing, upon Executive’s material breach of this Agreement or the Proprietary Information Agreement (as defined in Section 11), the Company shall no longer be obligated to pay any amounts set forth in clauses (ii) and (iii), and Executive shall not be entitled to receive any further monthly installments of the severance payments set forth in clauses (ii) and (iii).
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(ii)    Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 7(c)(i) above.

(iii)    Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of Section 7(c)(i) above. For purposes of this Section 7(c), “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
8.    Death or Disability. The Employment Term and Executive’s employment shall terminate upon Executive’s death or Disability. Upon termination of Executive’s employment for either death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to receive any earned but unpaid compensation, earned but unpaid Bonus, and accrued but unpaid vacation pay and any Expense Reimbursement. Further, any equity grants which are unvested at the time of the termination of the Executive’s employment due to death or Disability shall automatically accelerate and become fully vested effective upon the date of such termination. Upon termination of Executive’s employment due to death or Disability pursuant to this Section 8, Executive or Executive’s estate, as the case may be, shall have no further rights to any compensation or any other benefits under this Agreement except as explicitly provided herein. All other benefits, if any, due Executive following Executive’s termination for death or Disability shall be determined in accordance with established Company plans and practices.
9.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance and other benefits will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9. In the event the Accountants determine that this Section 9 requires a reduction in Executive's severance or other benefits, the reduction will occur in the following order: reduction of cash payments; reduction of employee benefits; cancellation of accelerated vesting of equity awards; cancellation of equity awards that are considered to be contingent upon the Change of Control transaction. If Executive fails to make an appropriate reduction election within the reasonable time period determined by the Board, in its sole discretion, the order of reduction shall be determined by the Board.
10.    Definitions.
(a)    Change of Control. For purposes of this Agreement, “Change of Control” means (X) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (Y) a sale of all or substantially all of the assets of the Company.
(b)    Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful failure to perform the duties and obligations of Executive’s position with the Company; (ii) any material act of personal dishonesty, fraud or misrepresentation taken by Executive which was intended to result in substantial gain or personal enrichment of Executive at the expense of the Company; (iii) Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as Executive did not know of the felony and did not willfully violate the law); or (v) Executive’s material breach of the terms of this Agreement or the Proprietary Information Agreement (as defined in Section 11).
(c)    Good Reason. For purposes of this Agreement, “Good Reason” means, (i) without Executive’s consent, a material reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in Executive’s duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief executive officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief executive officer of the acquiring corporation) shall not constitute Good Reason; (ii) without Executive’s written consent, a material reduction in the Base Salary of Executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without Executive’s consent, a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction, with the result that Executive’s overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) without Executive’s consent, his relocation to a facility or a location more than twenty-five (25) miles from his present working locations (currently Austin, Texas). Good Reason shall not exist unless Executive provides (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition.
(d)    Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties due to Executive’s physical or mental incapacity, as reasonably determined by the Board or its designee, for an aggregate of 180 days in any 365 consecutive day period.
11.    Confidential Information. Executive confirms Executive’s obligations under the Employee Proprietary Information Agreement entered into by the Company and Executive on or about March 22, 2017 (the “Proprietary Information Agreement”).
12.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. None of the obligations of Executive under this Agreement may be assigned or transferred. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.    Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.
14.    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
15.    Arbitration.
(a)    Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Austin, Texas in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)    The arbitrator(s) will apply Texas law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
(c)    EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.
16.    Term. The term of this Agreement shall commence on the Effective Date and continue until the earlier of (i) the third anniversary of the Effective Date, or (ii) or the end of the Employment Term. Notwithstanding the foregoing, Sections 2 and 7 – 21 of this Agreement shall survive any such termination or expiration.
17.    Integration. This Agreement, together with any Restricted Stock Award or Option agreements outstanding on the Effective Date, the Proprietary Information Agreement, and the Indemnification Agreement between the Company and Executive, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. To the extent that any provision of the Proprietary Information Agreement conflicts with a provision of this Agreement, this Agreement shall control. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
18.    No Waiver. Other than expressly set forth herein, nothing in this Agreement constitutes or shall be deemed to constitute a waiver of, or otherwise reduce, affect or impair, any of the rights or remedies available to Executive under any applicable law or at equity, all of such rights or remedies being hereby expressly reserved.
19.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20.    Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. SUBJECT TO THE ARBITRATION PROVISION IN SECTION 15, I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TEXAS FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

21.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, Executive has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
[signature page follows]
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
“COMPANY”
Upland Software, Inc.
By:    /s/ David May
Name: David May
Title: Director

“EXECUTIVE”
/s/ John T. McDonald
John T. McDonald